Exhibit 99.2
ANNEX A
Q3 2007 Preliminary Consolidated Financial Results
and Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures
(In thousands)

	Range for Q3 2007		Actual Q3 2006
	(unaudited)		(unaudited)

Revenue	$86,000	$87,000	$66,645

Adjusted EBITDA (a)	$22,800	$23,800	$14,633

Reconciliation of Adjusted EBITDA to net income:

Interest income	$3,500	$3,500	$1,221
Depreciation and amortization	(7,000)	(7,000)	(5,085)
Non-cash stock-based compensation	(5,700)	(5,700)	(7,221)
Non-cash advertising	(200)	(200)	(1,660)
Income tax provision	(2,600)	(2,700)	(1,398)

Net income	$10,800	$11,700	$490

(a)	See Annex B — Explanation of Non-GAAP Financial Measures